Exhibit 99.1

                                  June 22, 2007

Via Electronic Filing and Express Delivery
Centers for Medicare and Medicaid Services
Department of Health and Human Services
Room 445-G
Hubert H. Humphrey Building
200 Independence Avenue, SW
Washington, DC  20201

           RE:   Comments to the Medicare Program; Home Health Prospective
           Payment System Refinement and Rate Update for Calendar Year 2008 [CMS-1541-P]

Dear Sir or Madam:

     LHC Group, Inc. ("LHC") appreciates the opportunity to submit these comments on the Medicare Program; Home Health Prospective Payment System Refinement and Rate Update for Calendar Year 2008 (the "Proposed Rule").(1) Like the Centers for Medicare and Medicaid Services ("CMS"), LHC is committed to ensuring that health care services are provided in the least restrictive, most cost-effective, and most appropriate environment possible. Accordingly, we appreciate this opportunity to respond to CMS' requests for comments on the Proposed Rule.

     LHC Group is a provider of post-acute health care services primarily in rural areas in the southern United States. We provide home-based services through our home nursing agencies and hospices and facility-based services through our long-term acute care hospitals and rehabilitation facilities. Our home health services include skilled nursing, in home rehabilitation, chronic disease management, complex care coordination, medication management and emerging technologies such as telehealth. These services are provided by a trained staff of over 4,100 nurses, physicians, therapists, and aides throughout our 142 locations in Texas, Louisiana, Mississippi, Arkansas, Alabama, West Virginia, Kentucky, Florida, Tennessee, and Georgia.

     LHC provides over 55 percent of its home health services to beneficiaries residing in rural areas. Our home health agencies ("HHAs") providing services to rural beneficiaries, like rural home health agencies nationwide, stand in a particularly precarious financial situation. On average, their operating costs are higher than urban HHAs' costs. These higher costs result from a combination

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(1) 72 Fed. Reg. 25356 (May 4, 2007).

of factors, including the built-in additional costs of providing home health services in a rural setting. For example, because rural beneficiaries are scattered throughout rural areas and not congregated in cities like their urban counterparts, rural HHAs face increased personnel and fuel costs and decreased efficiency due to the greater driving distances required. Another source of elevated costs for rural HHAs is the scarcity of skilled professionals, which most rural HHAs must combat by compensating their physical therapists, speech therapists, and medical social workers at higher rates than their urban or hospital-based counterparts. The fact that rural HHAs often function as the primary caregivers for elderly homebound patients, who have high resource needs, also increases the cost of rural home health services.

     Because ensuring beneficiary access to medically necessary care is one of the Medicare program's central purposes, the threat to rural beneficiary access to home health services should be a primary concern as CMS finalizes the provisions of its Proposed Rule. Our comments on the Proposed Rule, however, apply to the wider home health community, not only to providers in rural areas.

I.   Introduction

     LHC generally supports several aspects of the changes CMS has proposed in
Section II.A. of the Preamble to the Proposed Rule, specifically those relating to the following:

          1. Multiple therapy thresholds and the smoothing effect of the graduated payment methodology;
          2. Recognition of higher resource utilization in later episodes of care for chronic patients;
          3.   Low-Utilization Payment Adjustment (LUPA) Review; and
          4.   Significant Change in Condition (SCIC) Adjustment Review

LHC also agrees with CMS that it must better align payments with resource utilization.

     However, we respectfully object to, and in support of our objections, offer more detailed commentary on the following sections of the Proposed Rule:

     II. Provisions of the Proposed Regulation; A. Refinements to the Home Health Prospective Payments System; 3. Description and Analysis of Case-Mix Coding Change Under the HH PPS.

     II. Provisions of the Proposed Regulation; B. Rebasing and Revising the Home Health Market Basket; 5. Labor-Related Share

     II. Provisions of the Proposed Regulation; E. Hospital Wage Index

We organize the remainder of our comments based on these sections of the Proposed Rule.

II.  Increases in Home Health Patient Case Mix Weight (Section II. A. 3.)

  A. CMS' Position

     In the Proposed Rule, CMS proposes to reduce the home health national standardized 60-day episode payment rate by 2.75% annually for three years to eliminate the effects of increases in the home health patient case-mix weight that CMS believes "were a result of changes in the coding or classification of different units of service that did not reflect real changes in case-mix."(2) CMS indicates that the average case mix weight has risen from approximately
1.135 in 2000 (when the Prospective Payment System ("PPS") was implemented) to
1.233 in 2003 (the most recent year for which data are available), but the agency fails to recognize that the home health patient population could have changed sufficiently over this period to account for this increase.(3) Instead, CMS concludes that the home health provider community has been "gaming" the system, or deliberately establishing a higher case mix weight to secure higher reimbursements under Medicare.

  B. Unsubstantiated Assumptions Underlying CMS' Position

     At its core, CMS' assertion of provider upcoding is unreliable because it is based upon unjustified assumptions that run counter to the actual data available. CMS has failed to utilize a sound methodology to determine the extent to which the increase in case mix weight is due to changes in patients or changes in coding behavior. In the Proposed Rule, for instance, CMS admits that HHAs have begun admitting more patients from skilled nursing facilities ("SNFs") and inpatient rehabilitation facilities ("IRF's") in the past few years.(4) CMS acknowledges that these patients uniformly have higher case mix scores than from other admission sources. One of the scoring factors in the home health PPS case mix adjustment model takes into account CMS' finding that home health patients admitted from SNFs have greater care needs than patients without recent SNF stays. However, CMS ignores its own finding about post-SNF and post-IRF home health admissions when the agency determines that "coding creep," not real change in patient mix, explains the entirety of the increase in case mix weight.

     We are concerned that CMS has failed to recognize that the increases in therapy services may be related to changes in the nature of patients served. CMS' conclusion appears to be unsupported by medical review activity and claims denials, and ignores the significant rehabilitative gains of home health patients and the numerous structural changes in other care settings that impact the patient population served by HHAs. Instead, the primary justification that CMS offers for its conclusion is that HHAs have received policy clarifications and training on how to complete the patient assessment forms. Therefore it seems that the only objective evidence on which CMS bases its conclusion is the overall increase in average case mix index; the agency's remaining "evidence" consists of its own subjective evaluations of Outcome and Assessment Information Set ("OASIS") assessments and other data.

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(2) Id. at 25395.
(3) Id. at 25394.
(4) Id. at 25396.

     Finally, CMS' recent findings of "coding creep" among other provider types, including long term care hospitals ("LTCHs")(5), inpatient rehabilitation facilities ("IRFs")(6), and acute care hospitals(7), further discredit the agency's conclusion about HHAs' patient case mix. CMS' subjective identification of "coding creep" by all types of health care providers is problematic. We submit that CMS' conclusion regarding increases in home health case mix is misplaced and that, instead, the evidence establishes that home health case mix increases are a result of patient demographic changes.

  C. Evidence Rebutting CMS' Position

     Recent data concerning LHC's home health agencies, in particular, and the home health industry nationwide demonstrate that, contrary to CMS' conclusion, the home health case mix has risen for legitimate (i.e. patient characteristic-related) reasons. For instance, LHC's overall case mix rose from
1.27 in October 2001 to 1.31 in October 2003. Industry data also indicates that the percentage of our patients over age 80 also rose from 24.9 percent to 34 percent during this same period. Because older patients tend to have more chronic health problems than younger patients, these patients require more time and resources in order to recover from illnesses or to learn to manage their chronic conditions. This translates into a higher level of acuity for this patient population. Accordingly, the increase in our case mix accurately reflects changes in our patients' demographic characteristics. HHAs across the country have experienced similar increases in patient age and acuity, with the intensity of service required by patients rising significantly since the late 1990s.

     Medicare policy changes have also affected home health patient acuity. Some of these policy changes are alterations of coverage and payment standards that CMS has made with regard to IRFs and LTCHs. Because these settings generally have higher acuity patients than HHAs, any policy decisions that intensify admissions criteria for these settings or that otherwise discourage IRFs and LTCHs from accepting certain high acuity patients lead more patients with higher acuity to seek care from HHAs. As HHAs have absorbed these patients, their case mix has increased.

     For example, the phasing-in of the "75 Percent Rule" since 2004 has led IRFs to deny admissions to many patients who do not meet the acuity and diagnosis qualifications specified in the 2004 IRF PPS final rule. In fact, CMS

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(5) CMS made this assertion regarding LTCHs in the RY 2008 proposed and final rules for the LTCH PPS. 71 Fed. Reg. 4776, 4784-4793 (February 1, 2007); 71 Fed. Reg. 26870, 26880-26890 (May 11, 2007).
(6) For instance, CMS has justified its reductions ("refinements") in the IRF PPS for FY 2006 and FY 2007 by indicating that the cuts were "implemented to fulfill the statutory mandate to adjust payments to account for changes in coding that do not reflect real changes in case mix." CMS memorandum, "Inpatient Rehabilitation Facility PPS and the 75 percent Rule" (June 8, 2007).
(7) CMS made this claim with respect to acute care hospitals in the FY 2008 IPPS proposed rule. 71 Fed. Reg. 24680, 24690-24697, 24708-24713 (May 3, 2007).

in its June 8, 2007 memorandum on the 75 Percent Rule, noted that IRF admissions dropped 19 percent by 2006. Without inpatient rehabilitation care as a viable option, these patients are receiving care in SNFs and HHAs. Thus, patients who were, until just recently, receiving care as hospital inpatients are now being admitted to less acute settings of care and driving up the case mix at HHAs.

     Likewise, restrictions on LTCH payments for short-stay outlier cases that CMS has implemented for 2007 (and 2008) have resulted in higher acuity patients seeking home health services. In addition, when CMS finishes developing and ultimately implementing patient- and facility-level criteria for LTCH admissions, the result will again be the shifting of long-term care and rehabilitation patients into HHAs. Cumulatively, the changes in admissions requirements for these intensive post-acute provider types have increased the number of rehabilitation patients in home health which is accurately reflected by the rising home health agency case mix.

     These restrictions on IRF and LTCH admissions are part of CMS' initiative to ensure that beneficiaries receive care in the lowest acuity settings at which their medical needs can appropriately be met. Herb Kuhn, Acting Deputy Administrator of CMS, identified this policy goal in testimony before the Ways and Means Health Subcommittee, indicating that "CMS is committed to ensuring that beneficiaries have access to high quality rehabilitation services in these settings at an appropriate cost to taxpayers."(8) Thus, one of the agency's explicit goals involves encouraging rehabilitation patients to use the services of HHAs whenever clinically appropriate. Increased HHA case mix is the natural consequence of this policy, but CMS has ignored the effect of its own policy and has, instead, taken the position that HHAs' coding behavior has resulted in an unsubstantiated increase in case mix.

     Yet another one of CMS' current initiatives that has resulted in increased home health case mix is the Home Health Quality Initiative. HHAs have improved the accuracy of their patient assessments and coding in response to CMS' emphasis on nurse education, training, and experience and in response to incentives for accuracy created by the launching of the Home Health Compare tool. Increased assessment accuracy naturally results in increased acuity scores as patients' clinical issues and functional limitations are more carefully identified and recorded. Thus, HHAs' average case mix has increased due to agencies' compliance with CMS' quality reporting requirements. Rather than acknowledge these providers for their improvements in this arena, CMS has proposed to reduce home health payments on this basis.

     Growth in enrollment in Medicare Advantage ("MA") (formerly Medicare + Choice) plans has also contributed to the rising home health case mix. These plans have targeted low acuity Medicare beneficiaries for enrollment, which has shifted low acuity patients out of the traditional Medicare program. Beneficiaries remaining in the traditional Medicare program, then, tend to have higher patient care needs. We believe that among our home health patients, the MA (formerly M+C) plan enrollees demonstrate lower resource needs on average than their traditional Medicare beneficiary counterparts. Accordingly, the marketing and enrollment practices of MA and M+C plans have contributed to increases in HHAs' case mix.

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(8) Herb Kuhn, "Standardized Payment and Patient Assessments in Post-Acute
Care," Testimony before the Ways and Means Health Subcommittee, (June 16, 2005).

  D. Adverse Effects of CMS' Position

     CMS' "coding creep" position is lacking objective justification and is contradicted by available data. It also undermines the agency's efforts to encourage utilization of care in the most appropriate, cost-effective settings and to encourage accurate coding and quality reporting. If finalized, the payment cuts in the Proposed Rule will deny HHAs the funds they need to cover the costs of the higher acuity patients they have begun admitting over the past several years. Without adequate Medicare reimbursement, HHAs - especially those serving rural areas - may be forced to scale back services or to close. Either of these outcomes would, in turn, force these patients to receive care in higher cost rehabilitative settings (IRFs, LTCHs, SNFs). This reduced access to high quality services in cost-effective settings will harm both beneficiaries and the Medicare program.

     Likewise, CMS' Home Health Quality Initiative could also be undermined if the payment cuts in the Proposed Rule are finalized. As explained above, improvements in the accuracy of patient assessment and coding result in increased acuity scores (as nurses record patient conditions more precisely and uniformly). Moreover, patient acuity is further increased when the patients themselves present with more complex, severe health conditions, as has been the case in HHAs over the past few years. By punishing HHAs for accurate coding practices that result in higher patient acuity scores - and, as a result, higher case mix - CMS will create perverse incentives regarding coding and quality reporting. As a result, the outcomes measures reported on Home Health Compare will become less reliable, and CMS' plans to implement pay-for-performance based on quality outcomes data will be disrupted.

     LHC submits that CMS' proposal to reduce the national standardized 60-day episode payment rate by 2.75 percent per year for the next three years is not justified by the available data and is therefore not within the agency's discretion. To LHC's knowledge, there is no objective evidence of intentional behavior on the part of home health providers to modify documentation to increase payments. Moreover, CMS has recently drawn similar, unsubstantiated conclusions that other provider types have engaged in inaccurate coding behaviors.

III. Home Health Wage Adjustment

  A. Disproportionate Impact on Reimbursement of the Increase in the Labor-Related Share (Section II. B. 5.)

     The labor-related share of the base payment rate is a significant factor driving Medicare reimbursement especially for providers serving rural markets. The Proposed Rule increases the labor-related share from 76.775 percent to
77.082 percent, an increase of 0.307 percent which results in an adverse impact on reimbursement, particularly for services provided to rural beneficiaries.

     The use of an accurate labor-related share is critical to determining accurate reimbursement to providers. The mechanics of the payment computation are such that a lower labor-related share will increase Medicare reimbursement for a provider in an area with a wage index below 1, and a higher percent will increase reimbursement for providers located in markets where the wage index is above 1.0. Therefore, overstatement of the labor-related share will result in payment inequities even if the applicable wage index is accurate. This is most apparent in rural areas, which, in most states, have statewide wage indices of less than 1.0, resulting in a disproportionate reduction in reimbursement.

     Medicare rural wage indices are uniformly lower than urban wage indices, a reality that results in substantially lower Medicare reimbursement to the home health agency for the same services, provided to the same type of beneficiaries, as compared to urban agencies. The national average Medicare wage index is set at 1.0. Addendum A of the Proposed Rule shows rural wage indices ranging from
0.7216 to 1.1709 for the 50 states with an average rural wage index of 0.8445 and a median of 0.8588.(9) Only seven states have a wage index over 1.0 (Alaska, California, Connecticut, Hawaii, Massachusetts, New Hampshire and Washington).

  B. Inappropriateness of Using the Hospital Wage Index to Adjust Home Health Wages (Section II. E.)

     The home health provider community has long opposed CMS' use of the hospital wage index to establish home health wages. Differences in the occupational personnel pool and costs between hospitals and HHAs make use of the hospital wage index inappropriate in the home health setting. Hospitals benefit to a large extent from institutional efficiencies which are available to spread costs. HHAs do not have the same ability to shift costs as hospitals.

     Congress has granted CMS discretion in establishing the home health wage index.(10) Despite this authorization, CMS has refused to establish a home health-specific wage index each year since implementation of the home health PPS system. The use of hospital wage index to adjust non-hospital reimbursement rates was originally intended to be an interim measure while CMS examined industry-specific wage data for HHAs, SNFs, IRFs, and other post-acute services.(11)

     Despite repeated comments from home health providers opposing the use of the hospital wage index each year to its proposed rules, CMS has not developed a home health-specific wage index. CMS has cited the expense and administrative burden of data collection as its reasons for not developing a home health-specific wage index. This year, however, the data have been collected and analyzed by CMS in conjunction with its rebasing of the labor-related share in this Proposed Rule. The agency could use this data to develop a home health-specific wage index.

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(9) 72 Fed. Reg. 25459 (May 4, 2007).
(10) Social Security Act ss.1895(b)(4)(C).
(11) 65 Fed. Reg. 41127 (July 12, 2000); 65 Fed. Reg. 46770 (July 31, 2000); 66
Fed. Reg. 41316 (August 7, 2001).

     Beginning in FY 2004, CMS dropped critical access hospitals ("CAHs") from its calculation of hospital wage indices. Wage cost data from over 1,000 rural hospitals are no longer evaluated in establishing the hospital wage index. The Medicare Payment Advisory Commission ("MedPAC") correctly pointed out that the CAH exclusion issue affects other providers including HHAs.(12) As CAHs are located in rural areas, the absence of CAH wage data further compromises the accuracy, and therefore the appropriateness, of using a hospital wage index to determine the labor costs of home health agencies located in rural areas.

     Further, hospitals have available several avenues for relief from an inaccurate wage index which are not available to home health providers.(13) For instance, in the hospital setting, a rural hospital with disproportionately high labor costs can apply for reclassification of its wage index. Such a hospital could, then, be paid at the same wage index-based rate as an urban hospital that had the same wage rates. HHAs are not eligible for reclassification. Moreover, the inequity is increased in rural areas in which the hospital can qualify as a CAH or sole community provider and receive higher reimbursements while the rural HHA in the same community has no access to these additional payments.

     CMS has steadfastly refused to recognize geographic reclassification data for application of the hospital area wage index to the home health PPS. CMS' reasoning for refusing to apply reclassification data is that reclassification applies only to hospitals by statute. However, if hospital relative wages are thought to be a reasonable proxy for relative wages of home health providers, the impact of hospital reclassifications in an area should be applied to the hospital wage index which in turn is applied to the home health reimbursement.

IV.  Conclusions: Recommendations to CMS

     Continued beneficiary access to high-quality home health services requires that the Medicare program adequately reimburse home health agencies. If finalized in its current form, the Proposed Rule will threaten the ability of home health agencies to continue to meet beneficiaries' health care needs. The proposed reductions in the national standardized 60-day episode payment rate, increase in the labor-related share of the base payment rate, and continued use of the hospital wage index to adjust home health wages would all intensify the existing financial pressures on home health agencies. The financial strain would be especially great on home health agencies serving rural beneficiaries, which are already faced with higher costs and lower reimbursements than urban home health agencies.

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(12) MedPAC's Comments on the FY 2006 IPPS Proposed Rule (June 23, 2005), p. 9.
(13) For example: Lugar counties; sole community hospitals; rural referral centers; Sections 508 and 401; special Secretarial exceptions; outcommuting adjustments; rural floor; and the hold harmless provision.

     In order to maintain beneficiary access to home health care, we make the following recommendations to CMS:

     1. CMS should withdraw its proposal to reduce the national standardized 60-day episode payment rate - a proposal that is both based on unsubstantiated assumptions and is controverted by available evidence. We believe that CMS will agree that the base payment rate should not be reduced if the agency reconsiders the data it has already reviewed in light of home health industry data that correlate increases in patient acuity to changes in patient characteristics.

     2. CMS should withdraw its proposal to increase the labor-related share of the base payment rate. This proposal in particular would severely harm home health agencies serving rural areas and, thus, threaten access for rural beneficiaries.

     3. CMS should develop a home health-specific wage index based on data that the agency has already collected and analyzed when developing its proposal to rebase the labor-related share.

     Thank you for the opportunity to submit these comments. LHC Group looks forward to working with CMS while these provisions of the Proposed Rule are being finalized. Please do not hesitate to contact us if you have any questions or concerns.


                                          Sincerely,

                                          LHC Group, Inc.


                                          BY:   /s/:  Keith G. Myers, CEO




    LHC Group, Inc., 420 W. Pinhook Road, Suite A, Lafayette, Louisiana 70503
                         337.233.1307 Fax: 337.235-8037